Exhibit 99.1

BGC Partners Reports Third Quarter 2014 Financial Results

Company Generates Record Post-Tax Distributable Earnings

Expects Fourth Quarter Post-Tax Distributable Earnings to be Another Record

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – October 30, 2014 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the financial and real estate markets, today reported its financial results for the quarter ended September 30, 2014.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	3Q14	3Q13	Change
Revenues for distributable earnings[1]	$449.8	$414.4	8.5%
Pre-tax distributable earnings[2]	65.8	37.4	75.8%
Post-tax distributable earnings	56.0	31.0	80.5%
Adjusted EBITDA[3]	107.7	78.7	36.9%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	436.2	404.2	7.9%
GAAP income from operations before income taxes	29.9	42.7	(29.8)%
GAAP net income for fully diluted shares	10.7	40.6	(73.5)%

Per Share Results	3Q14	3Q13	Change
Pre-tax distributable earnings per share	$0.19	$0.12	58.3%
Post-tax distributable earnings per share	0.17	0.10	70.0%
GAAP net income per fully diluted share	0.03	0.11	(72.7)%

Management Comments

“BGC’s quarterly post-tax distributable earnings increased by more than 80 percent year-over-year to $56 million, which was a record for the Company,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This best-ever quarter reflected pre-tax distributable earnings growing by 54 percent for our Real Estate Services business4 and by 74 percent for our high margin fully electronic businesses.

“Newmark Grubb Knight Frank once again benefited from positive real estate industry trends, and financial markets volatility improved in September and picked up by a substantial amount in October. We also continued to convert our voice and hybrid Financial Services desks to more profitable fully electronic trading. We expect the combination of positive industry dynamics and our operational outperformance across both segments to lead to another strong quarter for the overall Company in the fourth quarter.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and ““Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	“Newmark Grubb Knight Frank” is synonymous in this document with “NGKF” or “Real Estate Services.”

“We anticipate BGC’s pre-tax distributable earnings growing by between approximately 50 percent and 72 percent and to be in the range of $69 million to $79 million. We expect our tax rate to remain the same. This means that we not only expect to increase our revenues and earnings sequentially over the second half of the year, which is virtually unheard of among our financial services peers, but also expect to have two quarters in a row of record post-tax earnings.

“Our liquidity is in excess of $600 million,5 and we expect to receive more than $500 million in NASDAQ OMX stock, which provides us with more than a billion dollars to fuel the growth of the Company. We anticipate using some of these funds to continue making accretive acquisitions across both Real Estate Services and Financial Services. An excellent example of such an acquisition is our tender offer for the shares of GFI Group Inc.6

“We are happy to have commenced our fully-financed, all-cash tender offer, which provides GFI shareholders the opportunity to receive 15 percent above the $4.55 per share all-stock transaction announced by CME Group Inc.7 and GFI on July 30, 2014 and a premium of more than 68 percent to the price of GFI shares on July 29, 2014. In addition, we believe the CME transaction would deprive GFI shareholders of the value of their investment because it allows GFI management to purchase GFI’s brokerage business from CME at a discount.

“We already own approximately 13.5 percent of the outstanding common shares of GFI, and do not expect financial or regulatory barriers to our acquiring a majority of GFI’s outstanding shares. We believe that our proposed transaction would provide substantial benefits to GFI’s brokers and other employees, as they would become part of a larger, faster growing, better capitalized, and more diversified company. We expect to increase productivity per front-office employee, generate meaningful synergies, create considerable earnings accretion and stronger cash flow, and produce value for the investors of both companies, while delivering superior service to our customers.”

Mr. Lutnick concluded: “Our board declared a 12 cent qualified dividend for the third quarter, which at yesterday’s closing stock price translates into a 6 percent annualized yield.”

Shaun D. Lynn, President of BGC, said: “Our Financial Services business increased its pre-tax distributable earnings by 85 percent. This dramatic expansion was led by an approximately 40 percent rise in revenues and a 74 percent increase in pre-tax distributable earnings from BGC’s fully electronic businesses.8 As we continued to convert our voice and hybrid desks to electronic execution, our e-businesses generated approximately $25 million in revenues and $14 million in pre-tax distributable earnings during the quarter, which were results similar to those of eSpeed9 before it was sold. Revenues for our e-businesses were up by approximately 75 percent year-on-year over the first 20 trading days of October, and their pre-tax distributable earnings margins have averaged 53 percent over the past four quarters. We expect these businesses to be substantially larger than eSpeed going forward.”

[5]	See the “Consolidated Balance Sheet” section of this document.
[6]	NYSE: GFIG or “GFI”.
[7]	NASDAQ: CME or “CME.”
[8]	These technology-based businesses include BGC’s e-brokered products across rates, credit, and foreign exchange (“FX”), as well as its offerings in market data and software solutions.
[9]	On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX Group, Inc (“NASDAQ OMX”). For the purposes of this document, the assets sold may be referred to as “eSpeed,” and the businesses remaining with BGC that were not sold to NASDAQ OMX are referred to as “retained.” In the second quarter of 2013, eSpeed generated approximately $24 million in revenues and $14.2 million in pre-tax profits.

Mr. Lynn concluded: “We were also pleased to report that quarterly revenues rose by 78 percent for BGC’s energy and commodities desks and by 19 percent across our voice, hybrid, and fully electronic FX desks.”

NGKF’s Chief Executive Officer, Barry M. Gosin, added: “Quarterly pre-tax distributable earnings grew 54 percent versus last year for Real Estate Services, while revenues improved by 21 percent. This progress was driven largely by double-digit organic growth in brokerage revenues, coupled with the accretive acquisition of Cornish & Carey. We expect to further expand NGKF’s revenues, profits, and headcount as we continue to make accretive purchases and profitably hire across our businesses.”

Dividend Declaration

On October 29, 2014, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on December 9, 2014 to Class A and Class B common stockholders of record as of November 24, 2014. The ex-dividend date will be November 20, 2014.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the third quarter of 2014 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues ($ millions)	3Q14	3Q13	Change
Brokerage revenues for distributable earnings	$385.2	$353.3	9.0%
Total distributable earnings revenues	449.8	414.4	8.5%
GAAP brokerage revenues	382.8	351.1	9.0%
GAAP total revenues	436.2	404.2	7.9%

Financial Services Results10

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment.

[10]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

Financial Services Results for Distributable Earnings ($ millions)	3Q14	3Q13	Change
Rates	$93.5	$109.1	(14.3)%
Credit	53.5	54.4	(1.6)%
Foreign exchange	56.2	47.4	18.7%
Equities and other asset classes (including energy and commodities)	43.4	34.9	24.6%

Total brokerage revenues for both distributable earnings and GAAP	246.7	245.8	0.4%

Market data, software solutions, interest, and other revenue for distributable earnings	14.5	10.9	32.3%

Total revenues for distributable earnings	261.2	256.7	1.8%
Pre-tax distributable earnings	55.0	29.7	85.4%
Pre-tax distributable earnings as a percent of revenues	21.1%	11.6%

Financial Services Results for GAAP ($ millions)	3Q14	3Q13	Change
Total brokerage revenues for both distributable earnings and GAAP	246.7	245.8	0.4%
GAAP market data, software solutions, interest and other revenue	3.4	3.0	13.7%

GAAP total revenues	250.1	248.7	0.6%
GAAP other income, net[11]	45.9	31.9	44.0%
GAAP income from operations before taxes	89.8	53.6	67.7%
GAAP income from operations before taxes as a percent of revenues	35.9%	21.5%

The increase in equities and other asset classes was led by strong gains from BGC’s energy and commodities desks. Organic growth, as well as the purchase of HEAT Energy Group in the first quarter of 2014 and higher industry-wide equity derivatives volumes in Europe and the U.S. drove these results. BGC’s foreign exchange results reflect strong top-line growth across the Company’s voice, hybrid, and fully electronic desks, most notably a more than 75 percent increase in revenues for BGC’s spot FX e-business. While BGC generated an over 80 percent increase in revenues from its fully electronic credit desks, overall credit revenues declined mainly due to lower industry-wide activity in credit derivatives, investment-grade corporate bonds, and non-agency mortgage bonds. The decline in rates revenue reflected generally lower global interest rate derivative and government bond activity, partially offset by double-digit growth from the Company’s fully electronic rates products.

In the table below, BGC’s technology-based revenues in Financial Services are de-consolidated from the above segment results. These figures no longer reflect eSpeed, as it was sold in the second quarter of 2013.

Fully Electronic Revenues in Financial Services

($ millions)	3Q14	3Q13	Change
Fully electronic brokerage	$22.7	$16.2	39.9%
Market data and software solutions	2.4	1.6	46.1%

Total fully electronic revenues	25.1	17.8	40.5%

Revenues from these high margin technology-based products were 9.6 percent of Financial Services distributable earnings revenues, an over 260 basis point improvement when compared with 6.9 percent.

[11]	See the section of this document called “Distributable Earnings Defined” for a more information on how the NASDAQ OMX share earn-outs and related mark-to-market movements, net of any hedging, are recorded in the segment under GAAP and distributable earnings.

Real Estate Services Results

Real Estate Services Results for Distributable Earnings

($ millions)	3Q14	3Q13	Change
Brokerage revenues for distributable earnings	$138.5	$107.5	28.8%
Management services and other revenues for distributable earnings	40.6	40.5	0.2%

Total revenues for distributable earnings	179.1	148.1	21.0%
Pre-tax distributable earnings	23.9	15.5	53.9%
Pre-tax distributable earnings as a percent of revenues	13.3%	10.5%

GAAP Real Estate Revenues Segment Results

($ millions)	3Q14	3Q13	Change
GAAP brokerage revenues	$136.0	105.3	29.2%
GAAP management services and other revenues	40.6	40.5	0.2%

Total GAAP revenues	176.7	145.8	21.1%
GAAP income from operations before taxes	16.7	13.6	23.0%
GAAP income from operations before taxes as a percent of revenues	9.5%	9.3%

NGKF’s performance was driven by a combination of double-digit organic growth from Investment Sales and Capital Markets brokerage, the addition of Cornish & Carey, improved organic revenues from Leasing Advisory and Global Corporate Services, and operating efficiencies resulting from the successful integration of previous acquisitions.

Consolidated Expenses

Consolidated Expenses ($ millions)	3Q14	3Q13	Change
Compensation and employee benefits for distributable earnings	$271.8	$257.0	5.8%
Non-compensation expenses for distributable earnings	112.2	120.0	(6.5)%

Total expenses for distributable earnings	384.0	377.0	1.9%

Compensation and employee benefits under GAAP	270.6	258.6	4.6%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	52.5	10.4	406.7%
Non-compensation expenses under GAAP	126.4	121.7	3.9%

Total expenses under GAAP	449.5	390.7	15.1%

Non-compensation expenses as a percent of distributable earnings revenues	24.9%	29.0%
Compensation and employee benefits as a percent of revenues for distributable earnings	60.4%	62.0%
Compensation and employee benefits as a percent of revenues under GAAP	62.0%	64.0%
Non-compensation expenses as a percent of GAAP revenues	29.0%	30.1%

The decrease in non-compensation expenses for distributable earnings was due largely to the Company’s ongoing expense reduction program. BGC’s effective tax rate for distributable earnings was 15.0 percent for the third quarter of 2014 compared with 14.5 percent.

Consolidated Income and Share Count

Consolidated Income ($ millions except per share data)	3Q14	3Q13	Change
Pre-tax distributable earnings	$65.8	$37.4	75.8%
Post-tax distributable earnings	56.0	31.0	80.5%
GAAP income from operations before income taxes	29.9	42.7	(29.8)%
GAAP net income for fully diluted shares	10.7	40.6	(73.5)%

Post-tax distributable earnings per fully diluted share	0.17	0.10	70.0%
GAAP net income per fully diluted share	0.03	0.11	(72.7)%

BGC had a fully diluted weighted-average share count of 371.4 million in the third quarter of 2014 for distributable earnings and 331.2 million under GAAP. The GAAP share count was lower because it excluded certain share equivalents in order to avoid anti-dilution. Last year, the Company’s fully diluted share count was 355.2 million for both GAAP and distributable earnings.

The share count increased for distributable earnings due mainly to issuances related to the acquisitions of Cornish & Carey, Remate Lince, and HEAT Energy Group; employee equity-based compensation; as well as new hires. This was partially offset by the redemption and/or repurchase of 19.3 million shares and units at a cost to BGC of $131.9 million over the trailing twelve months ended September 30, 2014.

As of September 30, 2014, the Company’s fully diluted share count was 371.7 million, assuming conversion of the Convertible Senior Notes into 40.2 million shares.

Front Office Statistics12

Revenue-Generating Headcount Data	3Q14	3Q13	Change
Financial Services	1,620	1,545	5%
NGKF	1,135	887	28%
Total	2,755	2,432	13%

Front Office Productivity ($ thousands)	3Q14	3Q13	Change
Financial Services average distributable earnings revenue per broker/salesperson	$160	$158	1%
NGKF average distributable earnings revenue per broker/salesperson	$143	$120	19%
Total company average distributable earnings revenue per broker/salesperson	$153	$144	6%

Financial Services average GAAP revenue per broker/salesperson	$160	$158	1%
NGKF average GAAP revenue per broker/salesperson	$140	$118	19%
Total company average GAAP revenue per broker/salesperson	$152	$143	6%

[12]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services calculations in the above table include segment revenues from “total brokerage revenues” “market data,” and “software solutions.” The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.

The increase in the Company’s revenues and dramatic growth of its pre-tax distributable earnings during the quarter was due largely to the rise in front office headcount and solid improvements in front office productivity. The productivity increase was driven by the substantial growth of BGC’s fully electronic businesses, the addition of higher-performing brokers across both segments, strong commercial real estate industry dynamics, and higher global volumes in equity derivatives and FX.

Consolidated Balance Sheet

As of September 30, 2014, the Company’s liquidity, which it defines as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes was $624.7 million13; notes payable and collateralized borrowings, and notes payable to related parties were $410.3 million; book value per common share was $1.95; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $700.5 million. In comparison, as of December 31, 2013, the Company’s liquidity was $795.0 million; notes payable and collateralized borrowings, and notes payable to related parties were $408.4 million; book value per common share was $2.15; and total capital was $769.7 million.

The uses of BGC’s liquidity since year-end 2013 were primarily related to cash used to pay taxes in the first quarter of 2014, $111.4 million of cash used to reduce the Company’s fully diluted share count by 15.3 million over the first nine months of 2014, and cash used for the Cornish & Carey, HEAT Energy Group, and Remate Lince acquisitions.

Fourth Quarter 2014 Outlook Compared with Fourth Quarter 2013 Results

•	The Company expects distributable earnings revenues to increase by between approximately 10 percent and 18 percent and to be between approximately $475 million and $510 million, compared with $432.9 million.

•	BGC Partners anticipates pre-tax distributable earnings to increase by between approximately 50 percent and 72 percent and to be in the range of $69 million to $79 million, versus $46.0 million.

•	The Company expects its effective tax rate for distributable earnings to be approximately 15 percent, compared with 14.5 percent.[14]

BGC intends to update its fourth quarter outlook in the third week of December, 2014.

Differences between Consolidated Results for Distributable Earnings and GAAP

In the third quarter of 2014, distributable earnings revenues in Financial Services included $11.5 million related to the NASDAQ OMX share earn-out and associated mark-to-market movements and/or hedging. In the same period, the NASDAQ OMX shares did not impact GAAP revenues. However, GAAP “operating income” for the segment included $45.9 million related to the NASDAQ OMX share earn out and associated mark-to-market movements and/or hedging.

[13]	The Company’s calculation for liquidity as of September 30, 2014, includes the 17.1 million shares of GFIG that BGC and its affiliates own, although the Company and its affiliates do not currently intend to sell these shares.
[14]

BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the fourth quarter of 2014, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.3 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 40.2 million, all based on distributable earnings.

Also in the quarter, non-cash charges of $2.6 million related BGC’s investments under the equity method were also included as part of “other income” for corporate items under GAAP but were excluded for distributable earnings.

In the third quarter of 2013, $8.0 million related to the share earn-out was recorded as revenues in Financial Services under distributable earnings, while under GAAP no revenue was recorded but the $31.9 million value of the shares was recorded as “other income” in the segment. In the same period, non-cash charges of $2.7 million related BGC’s investments under the equity method were also included as part of “other income” for corporate items under GAAP but were excluded for distributable earnings.

Third quarter 2014 and third quarter 2013 Real Estate Services brokerage revenues for distributable earnings include the collection of $2.5 million and $2.2 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Third quarter 2014 and third quarter 2013 consolidated compensation and employee benefits for distributable earnings also include charges of $1.5 million and $0.9 million, respectively, in related compensation and other expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between third quarter 2014 compensation expenses as calculated for GAAP and distributable earnings consisted of $52.5 million in non-cash, non-dilutive charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs. A year earlier, these charges totaled $10.4 million.

The difference between non-compensation expenses in the third quarter of 2014 as calculated for GAAP and distributable earnings was due to $14.2 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, and/or non-economic items. BGC’s calculation of pre-tax distributable earnings for the third quarter of 2013 excluded the following non-compensation GAAP items: $1.5 million in other non-cash, non-dilutive, and non-economic charges mainly related to a long-term real estate lease obligation, and approximately $0.2 million in other charges with respect to acquisitions, dispositions and resolutions of litigation.

For the third quarter 2014, distributable earnings per share calculations include 40.2 million of weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense, net of tax, of $5.3 million. BGC’s GAAP earnings per share calculation for the third quarter 2014 exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution. There was no difference in the share counts under GAAP and distributable earnings in the prior year period.

Conference Call and Investor Presentation

The Company will host a conference call today, October 30, 2014, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, will be accessible via the following:

WHO:	BGC Partners, Inc. (NASDAQ: BGCP)
WHAT:	Third Quarter 2014 financial results conference call
WHEN:	Thursday, October 30, 2014 at 10:00 a.m. ET
WHERE:	ir.bgcpartners.com
HOW:	A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

An audio replay of the conference call is expected to be accessible at ir.bgcpartners.com within 24 hours of the live call for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	10/30/2014 10:00 AM ET
U.S. Dial In:	1 (888) 895-5271
International Dial In:	(+1) (847) 619-6547
Passcode:	38140312

REPLAY:
Available From – To:	10/30/2014 12:30 PM ET – 11/07/2014 11:59 PM ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	38140312#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time, or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gain related to the cash paid as part of the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

NASDAQ OMX is also expected to pay BGC an equal amount of stock on a regular basis for 15 years, beginning in the fourth quarter of 2013 as part of the transaction. Because these contingent payments are expected to be annual, BGC’s receipt of such stock is included as part of distributable earnings. To make quarterly comparisons more meaningful, these earn-out amounts, along with any associated mark-to-market movement net of any related hedging, are included in the Company’s calculation of distributable earnings on a pro-rata basis each quarter as “other revenues” in the Financial Services segment.

Under GAAP, the receipt of the NASDAQ OMX shares, along with any associated mark-to-market movements, and net of any related hedging, are included in the calculation of “other income” in the Financial Services segment. These items are not included in GAAP revenues.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market as (NASDAQ: BGCP). The Company also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange as (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and will file with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents) and as may be further amended. These documents contain important information, including the terms and conditions of the tender offer, and shareholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$411,068	$716,919
Cash segregated under regulatory requirements	9,965	8,687
Securities owned	36,928	33,119
Securities borrowed	6,806	—
Marketable securities	176,679	45,002
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,001,541	349,915
Accrued commissions receivable, net	299,059	265,920
Loans, forgivable loans and other receivables from employees and partners, net	143,282	142,769
Fixed assets, net	114,367	127,615
Investments	18,554	17,703
Goodwill	244,805	163,339
Other intangible assets, net	24,747	18,180
Receivables from related parties	8,371	15,211
Other assets	187,615	174,984

Total assets	$2,683,787	$2,079,363

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$231,578	$187,855
Securities sold, not yet purchased	4,984	2,031
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	944,009	303,549
Payables to related parties	7,178	15,382
Accounts payable, accrued and other liabilities	383,840	392,525
Notes payable and collateralized borrowings	260,348	258,356
Notes payable to related parties	150,000	150,000

Total liabilities	1,981,937	1,309,698
Redeemable partnership interest	61,033	66,918
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 217,011 and 202,671 shares issued at September 30, 2014 and December 31, 2013, respectively; and 185,381 and 181,583 shares outstanding at September 30, 2014 and December 31, 2013, respectively	2,170	2,027
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at September 30, 2014 and December 31, 2013, convertible into Class A common stock	348	348
Additional paid-in capital	801,494	745,678
Contingent Class A common stock	23,483	12,051
Treasury stock, at cost: 31,630 and 21,088 shares of Class A common stock at September 30, 2014 and December 31, 2013, respectively	(179,506)	(121,753)
Retained deficit	(223,901)	(167,923)
Accumulated other comprehensive income (loss)	6,196	(6,060)

Total stockholders’ equity	430,284	464,368
Noncontrolling interest in subsidiaries	210,533	238,379

Total equity	640,817	702,747

Total liabilities, redeemable partnership interest and equity	$2,683,787	$2,079,363

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Commissions	$331,466	$283,293	$926,730	$906,829
Principal transactions	51,327	67,785	203,585	241,131

Total brokerage revenues	382,793	351,078	1,130,315	1,147,960

Real estate management services	40,452	40,447	119,298	119,608
Fees from related parties	6,749	8,071	21,748	33,461
Market data	1,660	1,178	4,786	8,946
Software solutions	709	444	2,113	5,540
Interest income	1,642	1,563	5,639	4,762
Other revenues	2,211	1,408	14,308	3,413

Total revenues	436,216	404,189	1,298,207	1,323,690
Expenses:
Compensation and employee benefits	270,642	258,642	810,259	986,136
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	52,516	10,365	106,241	391,464

Total compensation and employee benefits	323,158	269,007	916,500	1,377,600

Occupancy and equipment	35,575	37,908	112,197	114,475
Fees to related parties	2,681	2,022	6,621	7,151
Professional and consulting fees	10,565	11,772	31,810	38,080
Communications	20,087	22,451	61,857	69,547
Selling and promotion	16,730	19,839	53,010	63,393
Commissions and floor brokerage	4,806	5,075	14,587	17,243
Interest expense	9,197	9,164	27,762	28,853
Other expenses	26,732	13,444	56,898	90,528

Total non-compensation expenses	126,373	121,675	364,742	429,270

Total expenses	449,531	390,682	1,281,242	1,806,870

Other income (losses), net:
Gain on divestiture and sale of investments	—	—	—	723,147
Losses on equity investments	(2,640)	(2,705)	(6,203)	(7,217)
Other income	45,892	31,861	45,336	31,861

Total other income (losses), net	43,252	29,156	39,133	747,791

Income from operations before income taxes	29,937	42,663	56,098	264,611

Provision for income taxes	18,808	10,675	23,152	92,481

Consolidated net income	$11,129	$31,988	$32,946	$172,130

Less: Net income attributable to noncontrolling interest in subsidiaries	3,918	6,662	10,126	105,340

Net income available to common stockholders	$7,211	$25,326	$22,820	$66,790

Per share data:
Basic earnings per share
Net income available to common stockholders	$7,211	$25,326	$22,820	$66,790

Basic earnings per share	$0.03	$0.12	$0.10	$0.36

Basic weighted-average shares of common stock outstanding	220,388	219,174	220,588	184,924

Fully diluted earnings per share
Net income for fully diluted shares	$10,749	$40,600	$33,412	$128,916

Fully diluted earnings per share	$0.03	$0.11	$0.10	$0.35

Fully diluted weighted-average shares of common stock outstanding	331,209	355,167	326,610	363,148

Dividends declared per share of common stock	$0.12	$0.12	$0.36	$0.36

Dividends declared and paid per share of common stock	$0.12	$0.12	$0.36	$0.36

BGC Partners, Inc.

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q3 2014	Q3 2013
GAAP Income from continuing operations before income taxes	$29,937	$42,663
Add back:
Employee loan amortization	7,133	7,744
Interest expense	9,197	9,164
Fixed asset depreciation and intangible asset amortization	11,163	10,666
Impairment of fixed assets	376	410
Exchangeability charges (1)	47,293	5,376
Losses on equity investments	2,640	2,705

Adjusted EBITDA	$107,739	$78,728

Pre-Tax distributable earnings	$65,770	$37,410

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC Partners, Inc.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2014	Q3 2013
GAAP Revenue	$436,216	$404,189
Plus: Other Income (losses), net	43,252	29,156

Adjusted GAAP	479,468	433,345
Adjustments:
NASDAQ OMX Earn-out Revenue (1)	(34,419)	(23,896)
Other revenue with respect to acquisitions, dispositions, and resolutions of litigation	(380)	—
Non-cash losses related to equity investments	2,640	2,705
Real Estate purchased revenue	2,456	2,227

Distributable Earnings Revenue	$449,765	$414,381

(1)	$45.9 million recognized in Q3 2014 for GAAP and $11.5 million recognized for distributable earnings, compared with $31.9 million recognized in Q3 2013 for GAAP and $8.0 million recognized for distributable earnings.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q3 2014	Q3 2013
GAAP income before income taxes	$29,937	$42,663
Pre-tax adjustments:
Non-cash losses related to equity investments, net	2,640	2,705
Real Estate purchased revenue, net of compensation and other expenses (a)	1,532	1,915
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	52,516	10,365
NASDAQ OMX earn-out revenue (b)	(34,419)	(23,896)
Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	13,564	3,658

Total pre-tax adjustments	35,833	(5,253)
Pre-tax distributable earnings	$65,770	$37,410

GAAP net income available to common stockholders	$7,211	$25,326
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	3,991	5,697
Total pre-tax adjustments (from above)	35,833	(5,253)
Income tax adjustment to reflect effective tax rate	8,942	5,251

Post-tax distributable earnings	$55,978	$31,021

Pre-tax distributable earnings per share (c)	$0.19	$0.12

Post-tax distributable earnings per share (c)	$0.17	$0.10

Fully diluted weighted-average shares of common stock outstanding	371,360	355,167

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the third quarter of 2014 and 2013 includes $34.4 million and $23.9 million, respectively, of adjustments associated with the NASDAQ OMX transaction. BGC recognized $45.9 million for GAAP and $11.5 million for distributable earnings for the quarter ended September 30, 2014, compared with $31.9 million for GAAP and $8.0 million for distributable earnings for the quarter ended September 30, 2013.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2014 and 2013 include an additional 40.2 million and 39.9 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q3 2014	Q3 2013
Revenues:
Brokerage revenues:
Rates	$93,538	$109,110
Credit	53,545	54,410
Foreign exchange	56,233	47,393
Equities and other asset classes	43,429	34,861
Real estate (a)	138,503	107,530

Total brokerage revenues	385,248	353,305
Market data and software solutions	2,369	1,622
Real estate management services	40,452	40,447
Fees from related parties, interest and other revenues (b)	21,696	19,007

Total revenues	449,765	414,381

Expenses:
Compensation and employee benefits (c)	271,830	256,996
Other expenses (d)	112,165	119,975

Total expenses	383,995	376,971

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$65,770	$37,410

Noncontrolling interest in subsidiaries (e)	(73)	965
Provision for income taxes	9,866	5,424

Post-tax distributable earnings to fully diluted shareholders	$55,978	$31,021

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.19	$0.12

Fully diluted post-tax distributable earnings per share (f)	$0.17	$0.10

Fully diluted weighted-average shares of common stock outstanding	371,360	355,167
Total revenues	$449,765	$414,381
Total compensation expense	$271,830	$256,996
Compensation expense as a percent of revenues	60.4%	62.0%
Non-compensation expense as a percent of revenues	24.9%	29.0%
Pre-tax distributable earnings margins (on distributable earnings revenues)	14.6%	9.0%
Post-tax distributable earnings margins (on distributable earnings revenues)	12.4%	7.5%
Effective tax rate	15.0%	14.5%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q3 2014 and 2013 includes $11.5 million and $8.0 million, respectively, of earn-out revenue associated with the NASDAQ OMX transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), Epsilon and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2014 and 2013 include an additional 40.2 million and 39.9 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure - 2014Q3 vs 2013Q3

($ in thousands)

(unaudited)

2014 Q3
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$261,218	$179,107	$9,440	$449,765	$(13,549)	$436,216
Total expenses	206,170	155,238	22,587	383,995	65,536	449,531
Total other income (losses), net (1)	—	—	—	—	43,252	43,252

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$55,048	$23,869	$(13,147)	$65,770	$(35,833)	$29,937

Pre-tax margin	21.1%	13.3%	NMF	14.6%

2013 Q3
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$256,711	$148,064	$9,606	$414,381	$(10,192)	$404,189
Total expenses	227,023	132,551	17,397	376,971	13,711	390,682
Total other income (losses), net (4)	—	—	—	—	29,156	29,156

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$29,688	$15,513	$(7,791)	$37,410	$5,253	$42,663

Pre-tax margin	11.6%	10.5%	NMF	9.0%

(1)	Total other income (losses), net is comprised of: Financial Services NASDAQ earnout shares and the related mark-to-market movements and/or hedging of $45.9 million, partially offset by Corporate losses on equity method investments of $2.6 million.
(2)	For the three months ended September 30, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $11.5 million related to the earn-out portion of the NASDAQ OMX transaction consideration and related hedging transactions.
(3)	For the three months ended September 30, 2014, the Real Estate Services segment income (loss) from operations before income taxes includes $1.5 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	Total other income (losses), net is comprised of: Financial Services NASDAQ earnout shares of $31.9 million, partially offset by Corporate losses on equity method investments of $2.7 million.
(5)	For the three months ended September 30, 2013, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $8.0 million related to the earn-out portion of the NASDAQ OMX transaction consideration.
(6)	For the three months ended September 30, 2013, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $1.9 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

				% Change	% Change
	3Q13	2Q14	3Q14	2Q14 vs. 3Q14	3Q13 vs. 3Q14
Notional Volume (in $US billions)
Fully Electronic Rates*	775	792	777	(1.9%)	0.2%
Fully Electronic FX**	1,292	2,459	2,803	14.0%	117.0%
Fully Electronic Credit**	100	288	339	17.8%	239.8%
Fully Electronic Equities & Other**	0	0	0	139.4%	202.7%
Total Fully Electronic Volume	2,167	3,538	3,919	10.8%	80.9%
HYBRID***
Total Hybrid Volume	36,837	37,486	36,822	(1.8%)	(0.0%)
Total Hybrid & Fully Electronic Volume	39,004	41,024	40,742	(0.7%)	4.5%

Transaction Count
Fully Electronic Rates*	44,996	53,890	61,843	14.8%	37.4%
Fully Electronic FX**	1,094,965	2,047,010	2,415,341	18.0%	120.6%
Fully Electronic Credit**	10,505	20,506	24,329	18.6%	131.6%
Fully Electronic Equities & Other**	55	41	103	151.2%	87.3%
Total Fully Electronic Transactions	1,150,521	2,121,447	2,501,616	17.9%	117.4%
HYBRID
Total Hybrid Transactions	642,398	659,057	650,458	(1.3%)	1.3%
Total Hybrid and Fully Electronic Transactions	1,792,919	2,780,504	3,152,074	13.4%	75.8%

Trading Days	64	63	64

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).
***	Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume:
CME - Interest Rates (1)	373,696,000	420,084,000	459,584,000	9.4%	23.0%
EUREX - Interest Rates (2)	117,667,663	113,560,774	111,592,299	(1.7%)	(5.2%)
ICE - Interest Rates (3)	128,375,000	116,537,000	87,414,000	(25.0%)	(31.9%)

Fed UST Primary Dealer Volume (in billions) (4)
UST Volume	32,627	30,850	30,503	(1.1%)	(6.5%)
Average Daily UST Volume	510	490	477	(2.7%)	(6.5%)

CME FX Futures Volume (2)	50,688,000	40,194,000	51,008,000	26.9%	0.6%

CLS FX Avg Daily Values - in millions (5)	5,109,333	5,427,333	5,450,000	0.4%	6.7%
CLS FX Avg Daily Volumes (5)	1,058,110	950,335	1,066,516	12.2%	0.8%

TOTAL US EQUITY - Volume (shares traded) - in millions (6)	370,191	383,964	365,061	(4.9%)	(1.4%)
Transaction Value - in millions	13,351	15,399	15,051	(2.3%)	12.7%

Total Industry Equity Option Volume (7)	872,105,422	896,453,521	943,201,070	5.2%	8.2%

ICE - Total Equity Derivatives (3)	47,566,000	73,490,000	54,011,000	(26.5%)	13.5%

EUREX - Total Equity Derivatives (2)	224,718,289	256,127,600	223,993,522	(12.5%)	(0.3%)

TRACE All Bond Dollar Volume (in millions) (8)
TRACE All Bond Volume	1,100,282	1,328,395	1,237,079	(6.9%)	12.4%
Average Daily All Bond Dollar Volume	17,192	21,086	19,329	(8.3%)	12.4%

Notes: The NASDAQ OMX transaction is expected to lower the above volume figures for “fully electronic rates” in periods following the close of the transaction. To provide a more meaningful comparison, the figures above are shown with and without eSpeed volumes. Certain numbers in the tables throughout this document may not add up due to rounding.

Sources:

(1)	www.cme.com
(2)	www.eurexchange.com
(3)	http://ir.theice.com
(4)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(5)	CLS Bank Monthly Report
(6)	Tapes A, B, & C. Source: Sandler O’Neill
(7)	OCC- www.optionsclearing.com
(8)	Bloomberg

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987

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